[Exhibit 99.1 - Press Release]

MESSAGE FROM PRESIDENT

Tampa, Florida - March 10, 2004 - As we near the conclusion of Premier Development & Investment, Inc.'s (OTCBB: PDVN; Frankfurt: YP3) first quarter of fiscal 2004 I would like to update our shareholders on recent developments and business progress while keeping the Company compliant with Regulation FD.

Countrywide Realty Acquisition

One of the most frequent topics of questioning from our shareholders concerns
the status of the Countrywide Realty Acquisition.   Premier is moving forward
with this acquisition, but we are still in the due diligence verification process and cannot close on this acquisition until everything has been verified by independent sources.

Presently our independent auditing firm, Baumann, Raymondo & Company, P.A., is undertaking a complete audit of Countrywide's financial statements for the fiscal year ended December 31, 2003 - the same thorough process we are concurrently undertaking on Premier's financial statements for same fiscal year. We anticipate this auditing process should be completed sometime during the month of March 2004. Once the due diligence process has been completed we will execute a Definitive Purchase Agreement and will disclose additional acquisition details to our shareholders at that time.

Once consummated this acquisition is anticipated to be accretive to Premier's annual revenue and net earnings.

Acquisition and Growth Strategy

In addition to the Countrywide acquisition, Premier is presently exploring
several additional prospective acquisition targets.   Management believes that
Premier can achieve rapid and controlled growth through a series of strategic acquisitions while minimizing financial risk to just one themed concept.

Premier's primary acquisition and growth strategy involves identifying new and innovative theme-based restaurant and bar concepts that have one to five units in operation. The theme-based concepts Premier is most interested in are those that, upon a successful acquisition, could be expanded into new regions and areas and, ultimately, grown into a franchised brand.

To this end Premier's officers and independent representatives will be conducting on-site visits with five prospective acquisition targets we have identified over the next few weeks. Should we decide to move forward with any of these acquisition targets Premier will undertake the same complete due diligence process it is with Countrywide, inclusive of an independent audit of the acquisition target's financial statements.

All of the acquisition targets Premier is presently evaluating are cash flow positive and some are inclusive of real estate assets. It is important to remind shareholders that Premier intends to structure all future acquisitions in such a manner that they would be non-dilutive to existing shareholders.

AMEX/NASDAQ Small Cap Application

Premier continues to move forward towards its goal of making an application to either the American Stock Exchange (AMEX) or the NASDAQ Small Cap exchange. In the past week Premier achieved the minimum number of round lot shareholders requirement held by both exchanges. Management believes that upon consummation of two or more acquisitions that Premier will meet the remaining requirements held by both exchanges. As such, we believe Premier remains on target for making an application to either exchange during the second half of the current fiscal year.

Annual Report and Annual Shareholders Meeting

As mentioned earlier, Premier is presently undergoing its own independent audit process for its financial statements covering the fiscal year ended December 31, 2003. Premier will release this audit report within its Annual Report to be filed on Form 10-KSB with the Securities and Exchange Commission later this month. Upon releasing the Annual Report Premier will announce the date and time of its Annual Shareholders Meeting where all of Premier's officers and directors look forward to meeting our new shareholders.

The information contained in this Message From President is intended to be an overview of Premier's current developments, projections and business plan. However, it is not meant to be an exhaustive description of all such matters. As such, I encourage you to learn more about Premier by contacting Mr. Alfred Delisle directly at (813) 486-4810 or by e-mail at ir@premierdev.com. You may also obtain the latest information on Premier by visiting our Internet website at www.premierdev.com or www.pdvn.com.

Thank you for your continued support,


Eric R. Boyer
President and CEO


Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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